Exhibit 99.1

May 23, 2008

John Lowber, (907) 868-5628; jlowber@gci.com Bruce Broquet, (907) 868-6660; bbroquet@gci.com David Morris, (907) 265-5396; dmorris@gci.com

GCI RECEIVES DELISTING NOTICE FROM NASDAQ

ANCHORAGE, AK -- General Communication, Inc. ("GCI") (Nasdaq: GNCMA) announced that it received a Staff Determination Letter from Nasdaq on May 20, 2008 indicating that GCI’s common stock is subject to delisting from The Nasdaq Stock Market. The letter stated that GCI is not in compliance with Nasdaq Marketplace Rule 4310(c)(14), which requires the company to file all required reports with the Securities and Exchange Commission within the required time periods, because GCI has not timely filed with Nasdaq its Quarterly Report on Form 10-Q for the period ended March 31, 2008 (the "Form 10-Q").

GCI will appeal the determination and request a hearing before a Nasdaq Listing Qualifications Panel (the “Panel”), which will automatically stay delisting of the company’s common stock pending the Panel’s review and determination.

As previously announced, GCI was unable to file its Form 10-Q by the prescribed due date because it is currently assessing the impact of an error in calculating depreciation in the initial year an asset is placed in service, and for capitalizing interest on certain assets. GCI is currently engaged in resolving this error and preparing the financial statements and disclosures for the Form 10-Q.

GCI is the largest Alaska-based and operated integrated telecommunications provider. A pioneer in bundled services, GCI provides local, wireless, and long distance telephone, cable television, Internet and data communication services. More information about the company can be found at www.gci.com.